Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Receives Nasdaq Staff Letter

Waltham, Mass., August 17, 2007 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) has received notification from the Nasdaq Listings Qualifications Department that the Company’s market value of its listed shares was for 10 consecutive trading days below the $50 million minimum required for continued listing on the Nasdaq Global Market according to Marketplace Rule 4450(b)(1)(A). The Company also does not meet the alternative listing standard which requires $50 million in total assets and $50 million in total revenue in either the most recent fiscal year, or two of the three most recent fiscal years, according to Marketplace Rule 4450(b)(1)(B). There is no change in the trading of OSCI common stock on the Nasdaq Global Market at this time.

As of December 31, 2006, Oscient had total assets of $279 million. For the fiscal year ended December 31, 2006, Oscient recorded $46.2 million in revenue. Since that time, Oscient has reported $39 million in revenues during the first half of 2007. For the four most recent reported quarters, ended June 30, 2007, Oscient has reported an aggregate of $69.8 million in revenue. The Company also reported total assets of $295 million at June 30, 2007. As the total asset and revenue criteria for listing compliance are measured only at year end, the full year impact of the Company’s acquisition of ANTARA® (fenofibrate) capsules and the associated revenue growth can not be considered by Nasdaq at this time. Oscient will continue a dialogue with Nasdaq about the best path to resolve this matter as expeditiously as possible.

The Nasdaq rules provide the Company 30 calendar days, or until September 17, 2007, to regain compliance through achieving a $50 million market value for 10 consecutive business days. If Oscient does not regain compliance by September 17, 2007, then the Company has the right to appeal any decision by Nasdaq regarding the listing of the Company’s shares on the Nasdaq Global Market. During any appeal process, shares would continue to trade on the Nasdaq Global Market.

The Company may also apply to transfer to the Nasdaq Capital Market at any time. Currently, the Company believes that it meets the criteria for transfer to the Nasdaq Capital Market. There can be no assurance that Nasdaq will grant the Company’s request for continued listing or transfer as a result of this process.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products with its national primary care sales force. ANTARA® (fenofibrate) capsules is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s election to appeal any Nasdaq decision regarding the listing, (ii) the outcome of any such appeal by the Company, and (iii) the Company’s possible future application for transfer of its Nasdaq listing to The Nasdaq Capital Market. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to: (a) events or developments affecting the Company’s stockholders’ equity, market performance, total assets or total revenues; (b) Nasdaq’s ability to exercise its discretion with respect to decisions regarding the Company’s listing; (c) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (d) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (e) delays by the FDA; and (f) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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